EXHIBIT 99.8

                    OFFICE OF THE COMPTROLLER OF THE CURRENCY
                             WASHINGTON, D.C. 20219



                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 1999

                            SIX RIVERS NATIONAL BANK
             (Exact name of registrant as specified in its charter)

         UNITED STATES                  _______               68-0176905
  Jurisdiction of Incorporation   Commission File No.   IRS Employer ID Number


                     402 F STREET, EUREKA, CALIFORNIA 95501
     Address, including zip code, of registrant's principal executive office

                                 (707) 443-8400
               Registrant's telephone number, including area code

             -------------------------------------------------------
           Former name or former address, if changed since last report

ITEM 5.   OTHER EVENTS

         On October 4, 1999, the Registrant, Six Rivers National Bank, and North Valley Bancorp a state chartered banking association with its head office in Redding, California, issued a joint news release announcing the signing of an Agreement and Plan of Reorganization and Merger dated October 3, 1999 (the "Agreement") by and among North Valley Bancorp, Six Rivers National Bank and NVB Interim National Bank, an interim national banking association to be formed at the direction of North Valley Bancorp to facilitate a tax-free merger intended to be accounted for as a pooling of interests (the "Merger"). A copy of the October 4, 1999, news release is attached hereto as Exhibit 99.1.

         Pursuant to the Agreement, it is expected that Six Rivers National Bank will merge with and into NVB Interim National Bank and the resulting national banking association will continue as a wholly owned subsidiary of North Valley Bancorp, with the name "Six Rivers National Bank." North Valley Bancorp is currently the holding company for North Valley Bank, a California banking corporation with its head office in Redding, California. Thus, upon consummation of the transactions contemplated by the Agreement, North Valley Bancorp would have two banking subsidiaries: Six Rivers National Bank and North Valley Bank.

         Under the terms of the Agreement, the shareholders of Six Rivers National Bank will be entitled to exchange their shares of Six Rivers National Bank Common Stock, held on the record date, for shares of North Valley Bancorp Common Stock. The number of shares exchanged will depend on the average price of North Valley Bancorp Common Stock on The Nasdaq National Market for a 20-day period prior to the closing. If the average price is not less than $10.00 and is not more than $12.06, the conversion ratio will be 1.450. If the average price is not less than $12.07 and is not more than $12.50, the conversion ratio will be determined by dividing $17.50 by the average price. If the average price is more than $12.50 but is not more than $15.00, the conversion ratio will be 1.400, and if the average price is more than $15.00, the conversion ratio will be determined according to a formula intended to give the shareholders of Six Rivers National Bank approximately 40 percent of the appreciation. If the average price is less than $10.00, the Board of Directors of Six Rivers National Bank will have the right to terminate the Agreement or to accept a conversion ratio of 1.450 and proceed with the closing.

         The Agreement has been approved by the Boards of Directors of North Valley Bancorp and Six Rivers National Bank. The Merger is subject to the approval of the North Valley Bancorp shareholders, the approval of the Six Rivers National Bank shareholders, all applicable regulatory approvals and other terms and conditions customary for transactions of this type. Subject to satisfaction of the conditions set forth in the Agreement, it is estimated that the closing of the Merger will occur in the first or second quarter of the year 2000.

         The foregoing summary is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 2.1 and incorporated herein by this reference.

                                       2

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  Item 7. Financial Statements and Exhibits

(c) Exhibits.

2.1 Agreement and Plan of Reorganization and Merger dated October 3, 1999

99.1 Joint News Release of October 4, 1999

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                    SIX RIVERS NATIONAL BANK
                         (Registrant)


     Date: October 12 , 1999.       By:    ___________________
                                           Michael W. Martinez
                                           President and Chief Executive Officer

                                       3

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Len Cereghino & Co.                CONTACTS: Six Rivers National Bank
corporate investor relations                 William Kay, Chairman
2605 Western Avenue, Seattle, WA 98121      (707) 822-2971
(206) 448-1996                               Michael Martinez,
                                             President & CEO
                                            (707) 443-8400
NEWS RELEASE                                 North Valley Bancorp
                                             Rudy Balma, Chairman
                                            (530) 221-8400
                                             Michael Cushman,
                                             President & CEO
                                            (530) 221-8400

         NORTH VALLEY BANCORP TO ACQUIRE SIX RIVERS NATIONAL BANK; COMBINED COMPANY WILL HAVE DOMINANT POSITION IN NORTHERN CALIFORNIA

     Eureka and Redding, CA - October 14, 1999 - North Valley Bancorp (Nasdaq: NOVB), parent company of North Valley Bank, and Six Rivers National Bank (Nasdaq: SIXR), today jointly announced the signing of a definitive merger agreement for North Valley Bancorp to acquire Eureka-based Six Rivers. The combined institution company, located throughout Shasta, Trinity, Humboldt, Del Norte and Medocino counties, will be the largest bank holding company headquartered in the northern counties of Shasta, Trinity, Humboldt, Del Norte and Mendocino, California with 20 branch offices and approximately $500 million in total assets.

     Headquartered in Redding, California, North Valley Bank operates twelve banking offices in Shasta and Trinity counties and reported had approximately $300 million in assets at June 30, 1999. Headquartered in Eureka, California, Six Rivers is a full service commercial bank with eight branch offices in Humboldt, Mendocino, Del Norte and Trinity counties with approximately $200 million in assets.

     Highlights of the merger include:

     Creation of the largest bank holding company headquartered in the northern counties of Shasta, Trinity, Humboldt, Del Norte and Mendocino, California California with 20 branches

       Pro Forma balance sheet:
       $500 million in total assets
       $311 million in total loans
       $431 million in total deposits
       $50 million in total equity

       Transaction accretive to 2001 earnings per share of North Valley after cost savings

       Strong capital ratios and credit quality

       Excess capital available to support additional expansion or return to shareholders (equity/assets ratio of approximately 10%)

       Pooling of interests accounting

       Annual cost savings of approximately $2.25 million, expected to be fully phased in by year-end 2000

     Under the terms of the agreement, Six Rivers' shareholders will receive a tax-free exchange of shares of North Valley for each share of Six Rivers common stock they hold on the record date. The number of shares exchanged will depend on the average closing price of North Valley stock for a twenty day period prior to the closing of the transaction, which is expected late in the first quarter of 2000. If the average North Valley closing price is between $12.079 and $12.50 the shareholders of Six Rivers will receive a number of North Valley shares designed to give them a $17.50 value. If North Valley's average closing price is more than $12.50 but less than or equal to $15.00, shareholders of Six Rivers will receive 1.40 shares of North Valley. Shareholders of Six Rivers will capture 40% of the appreciation of North Valley above $15.00. If the average closing price of North Valley is less than $12.079 the shareholders of Six Rivers will receive 1.45 shares of North Valley for each share of Six Rivers. In the last twelve months the common stock of North Valley has traded between $10.00 and $16.00. In the last three months North Valley has traded between $10.00 and $12.25. On October 1, 1999, NOVB closed the trading day at $11.06. Using that value as the average closing price for NOVB stock in the twenty days prior to the closing of the transaction, each share of Six Rivers stock is worth $16.05 in exchange.

                                  (more)
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North Valley Bancorp To Acquire Six Rivers
October 4, 1999
Page Two

     The transaction is expected to close in the first quarter half of 2000, following shareholder and regulatory approval. Upon completion of the transaction Six Rivers National Bank will become a separate subsidiary of North Valley Bancorp.

     "This is a great opportunity for customers and shareholders of both institutions," said Rudy Balma, North Valley Bancorp Chairman. "Six Rivers gives us the opportunity to expand our banking reach west into the northern California coastal counties and the Highway 101 corridor. This acquisition gives customers of both banks an increased branch network, additional services and a broader depth of management. It also establishes a solid platform from which to continue North Valley's expansion into other attractive Northern California and Southern Oregon markets."

     Six Rivers Chairman William Kay added, "Our Board has considered a number of strategic alternatives in the past year and found a merger with North Valley to hold the greatest opportunity for our shareholders. We are very excited about the prospects for the common stock of North Valley, which we believe to be substantially undervalued in today's market.," stated William Kay, Chairman of Six Rivers. "There is no question in our minds that North Valley and Six Rivers will prove an excellent match for all parties involved. Our shareholders are getting an attractive premium, great potential for future appreciation, a strong history of dividends and significantly increased trading liquidity."

     "The combination of Six Rivers and North Valley is a key move in our company's overall strategic plan," said Michael Cushman, North Valley President and CEO. "North Valley has positioned itself over the past 18 months to grow through acquisition. We have been looking at opportunities to better employ our capital and grow our company and this is just the first step in that process. I have tremendous respect for what the Six Rivers management has accomplished there in the past year, and I have no doubt that together we can create Northern California's finest community bank, and eventually build the valuations that are so important to our shareholders."

     "We are more focused on building shareholder valueequity than at any time in our history. and tThis acquisition will add shareholder value. It will be accretive to our 2001 earnings per share, after we bring Six Rivers to our levels of efficiency by the end of 2000."

     Mike Martinez, President and CEO of Six Rivers, will remain in his current post. "We have worked hard to return Six Rivers to profitability, and our efforts are being rewarded today," he said. "We have built a strong franchise here, and this transaction gives us the opportunity to maintain the strength and identity of Six Rivers, while using the capital base and banking expertise of North Valley Bancorp to create a platform for future growth."

     The companies will host a joint conference call for investors on Monday, October 4, 1999 at 811:00 am Pacific Daylight Time. For information regarding the conference call replay, please visit www.sixrivers.com or www.northvalleybank.com..

     Since its formation in 1989, Six Rivers has concentrated on providing a high level of personal service and provides traditional deposit products to local customers and offers primarily commercial, consumer, and real estate loans. After making significant changes to upper management and the lending culture, Six Rivers has returned to profitability with a strengthened balance sheet. Headquartered in Eureka, California, Six Rivers is a full-service commercial bank with eight branch offices in Northern California.

     North Valley Bancorp is a holding company headquartered in Redding, California. The Company's principal subsidiary, North Valley Bank, operates twelve commercial banking offices in Shasta and Trinity Counties in Northern California including two in-store supermarket branches and a Business Banking Center. The Bank offers a wide range of consumer and business banking products and services. In addition to depository services North Valley Bank engages in a full complement of lending activities, including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans. In addition to its direct lending activities, the Bank processes loans through its Dealer Finance Division and has SBA Preferred Lender status.

                                  (more)

North Valley Bancorp To Acquire Six Rivers
October 4, 1999
Page Three

This report contains certain forward-looking statements that are subject to risks and uncertainties and include information about possible or assumed financial condition, results of operations and business of North Valley Bancorp and Six Rivers National Bank. We accept no obligation to update these statements. Many possible events or factors could affect the future results and performance and cause results or performance to differ materially and adversely from the statements made here. Our assumptions and projections are based on anticipation of future events. Words such as "expects", "anticipates", "believes", "estimates", variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance.

Risks and uncertainties, which assume the acquisition will be consummated, include: (a) cost savings and earnings accretion/dilution; (b) revenue impact;(c) restructuring charges; (d) effective/cost-effective integration of Six Rivers, (e) retention of key employees, (f) service improvement, (g) continued growth, expense reduction, profitability improvement, (h) smooth computer operations in 2000; (i) lower than expected revenues, increase in competition, interest rate changes reduce margins, economic conditions are less favorable and deteriorate credit quality or cause reduce credit demand, and legislative/regulatory changes adversely affect the business.

Do not rely solely on the forward-looking statements in evaluating an investment. Consider all uncertainties and risks in our respective OCC, SEC and FDIC filings. Forms 10-K for the year ended December 31, 1998 discuss a number of factors that may contribute to variances from expectations.


NOTE:  Transmitted on PR Newswire at 3:00 a.m. PDT, October 4, 1999.